                                                                      EXHIBIT 12

                                IMC GLOBAL INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                          NINE MONTHS                 FISCAL YEAR ENDED JUNE 30,
                                                             ENDED       -----------------------------------------------------
                                                        MARCH 31, 1997     1996       1995       1994       1993       1992
                                                        ---------------  ---------  ---------  ---------  ---------  ---------
Fixed charges(a):
  Interest charges....................................     $    38.6          64.8       70.2       91.2       55.6       59.5
                                                              ------     ---------  ---------  ---------  ---------  ---------
                                                              ------     ---------  ---------  ---------  ---------  ---------
Earnings(a):
  Net earnings (loss).................................     $   108.1         144.3      180.9       19.2     (127.0)     (66.1)
  Extraordinary charge................................           8.1        --            6.5       25.2        2.0     --
  Cumulative effect of accounting change..............        --            --            5.9     --           47.1      197.5
  Provision (credit) for income taxes.................          66.7          94.1      115.5       34.8      (39.1)      71.3
  Minority interest...................................         119.2         191.5      130.4       55.6     --         --
  Interest charges....................................          38.6          64.8       70.2       91.2       55.6       59.5
                                                              ------     ---------  ---------  ---------  ---------  ---------
    Total earnings....................................     $   340.7         494.7      509.4      226.0      (61.4)     262.2
                                                              ------     ---------  ---------  ---------  ---------  ---------
                                                              ------     ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges....................          8.83          7.63       7.26       2.48      (1.10)      4.41
                                                              ------     ---------  ---------  ---------  ---------  ---------
                                                              ------     ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges(b).................          8.83          9.16       7.26       2.48       1.94       4.41
                                                              ------     ---------  ---------  ---------  ---------  ---------
                                                              ------     ---------  ---------  ---------  ---------  ---------

------------------------

(a) Earnings consist of pre-tax earnings from continuing operations but before fixed charges. Fixed charges consist of interest on indebtedness, interest capitalized as part of fixed assets, amortization of debt expense and rent expense which is deemed representative of an interest factor.

(b) The ratio of earnings to fixed charges for the fiscal year ended June 30, 1996 excludes a charge of $98.6 million relating to the merger of The Vigoro Corporation into a wholly-owned subsidiary of the Company. The ratio of earnings to fixed charges for the fiscal year ended June 30, 1993 excludes a charge of $169.1 million relating to the settlement of litigation resulting from a May 1991 explosion at a nitroparaffins plant in Sterlington, Louisiana.